Exhibit 99.1

Contact:

Susan Ferris

Investor Relations

650-266-3200

FOR IMMEDIATE RELEASE

Cell Genesys Announces Termination of VITAL-1 Phase 3 Clinical Trial of

GVAX Immunotherapy for Prostate Cancer Based on Outcome of Futility Analysis

and Reports Preliminary Analysis of VITAL-2 Trial Results

Restructuring of Business Operations Implemented

Conference Call Scheduled for 8:30 a.m. ET Today

SOUTH SAN FRANCISCO, Calif., October 16, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today announced its decision to terminate the VITAL-1 Phase 3 clinical trial of GVAX immunotherapy in patients with asymptomatic metastatic hormone-refractory prostate cancer. The trial was fully enrolled in 2007 with 626 patients and compared GVAX immunotherapy to Taxotere® (docetaxel) chemotherapy plus prednisone. The Company terminated the trial based on the results of a previously unplanned futility analysis conducted by the study’s Independent Data Monitoring Committee (IDMC) which indicated that the trial had less than a 30 percent chance of meeting its predefined primary endpoint of an improvement in survival.

On August 27, 2008, Cell Genesys announced that it had requested the IDMC conduct a futility analysis of the VITAL-1 trial following the termination of VITAL-2, the Company’s other Phase 3 trial of GVAX immunotherapy for prostate cancer. In view of the termination of both the VITAL-1 and VITAL-2 trials, the Company will place on hold the further development of GVAX immunotherapy for prostate cancer pending a review of the program with its collaborator, Takeda Pharmaceutical Co. Ltd. As a result of these circumstances, Cell Genesys will reduce its staff of 290 by approximately 75 percent by year-end with further reductions anticipated in the first half of 2009 as additional activities are phased out. As of September 30, 2008, the Company had approximately $150 million in cash and currently estimates that the year-end cash will be approximately $128 million. Personnel-related restructuring charges of approximately $12.8 million are expected to be incurred in the fourth quarter of 2008. The Company plans to provide updated financial guidance during its third quarter conference call in early November.

“We are, needless to say, extremely disappointed with the outcome of the futility analysis for the VITAL-1 Phase 3 clinical trial, but remain committed to learning as much as we can about the potential role for immunotherapy in the treatment of cancer. On behalf of the Cell Genesys management team, I would like to express my deep gratitude to the courageous patients who participated in this study as well as our committed clinical trial investigators and their teams,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “At this time I would also like to extend my heartfelt thanks to the hardworking and dedicated employees of Cell Genesys to whom we must now sadly say goodbye. The significant changes in our business which we are implementing today are painful but necessary, and will enable us to consider the appropriate strategic alternatives for our company.”

In related news, Cell Genesys also announced the results of a preliminary analysis of the VITAL-2 Phase 3 clinical trial which, as noted above, was terminated on August 27, 2008. In contrast to the VITAL-1 study, the VITAL-2 study was conducted in patients with symptomatic metastatic hormone-refractory prostate cancer and compared the combination of GVAX immunotherapy plus Taxotere to Taxotere plus prednisone as a control. At the time this study was terminated, the IDMC reported an imbalance in deaths between the two treatment arms that was observed during a routine safety monitoring meeting of the committee. More specifically, of 114 deaths at the time of the IDMC review, 67 occurred in the GVAX immunotherapy plus Taxotere combination treatment arm and 47 in the Taxotere plus prednisone control arm. A total of 408 patients had been enrolled in the study up to that point in time. The Company has now conducted an initial analysis of the incomplete clinical trial data set that was reviewed by the IDMC in August. The analysis has revealed no apparent imbalance in patient baseline characteristics with respect to both demographic and disease prognostic factors. In addition, no significant toxicities in the GVAX immunotherapy plus Taxotere combination therapy arm were observed that could explain the imbalance in deaths and in fact, the vast majority of deaths in both treatment arms were reported as due to progression of prostate cancer. Of note, fewer treatment cycles with Taxotere were administered to patients in the GVAX immunotherapy plus Taxotere arm compared to the control arm, a difference which was statistically significant.

About VITAL-1 and VITAL-2

VITAL-1 was a Phase 3 clinical trial designed to compare GVAX cancer immunotherapy as a monotherapy to Taxotere chemotherapy plus prednisone in hormone-refractory prostate cancer patients with metastatic disease who were asymptomatic with respect to cancer-related pain. The primary endpoint of the trial was an improvement in survival. In 2007, the VITAL-1 trial completed enrollment with 626 patients. In January 2008, Cell Genesys announced that the IDMC had completed a pre-planned interim efficacy analysis for VITAL-1 and recommended that the study continue, providing no further information to the Company other than the recommendation to continue the trial. On August 27, 2008, the Company announced that it had requested the IDMC to conduct a previously unplanned futility analysis of VITAL-1. Based on the results of that analysis, the Company terminated the VITAL-1 trial, as announced today. VITAL-2 was a Phase 3 trial designed to compare GVAX immunotherapy in combination with Taxotere to Taxotere plus prednisone in hormone-refractory prostate cancer patients with metastatic disease who were symptomatic with respect to cancer-related pain. The primary endpoint of the trial was an improvement in survival. VITAL-2 was initiated in June 2005 and had enrolled 408 patients at 115 clinical trial sites located in North America and the European Union at the time of termination in late August. On August 27, 2008, the Company announced its decision to terminate VITAL-2 as recommended by its IDMC which, in a routine safety review meeting held that week to review both VITAL-1 and VITAL-2, observed an imbalance in deaths between the two treatment arms of the VITAL-2 study.

About GVAX Immunotherapy for Prostate Cancer

GVAX immunotherapy for prostate cancer is comprised of two prostate tumor cell lines that have been modified to secrete GM-CSF (granulocyte-macrophage colony-stimulating factor), an immune stimulatory cytokine that plays a key role in stimulating the body’s immune response, and then irradiated for safety. GVAX immunotherapy for prostate cancer is designed to be administered through intradermal injections on an outpatient basis.

Conference Call and Webcast

Members of the Cell Genesys management team will host a conference call today, October 16, 2008, at 8:30 a.m. ET to discuss this announcement. Investors may listen to the webcast of the conference call live on the investor section of the Cell Genesys website, www.cellgenesys.com. Alternatively, investors may listen to a replay of the call by dialing (800) 475-6701 from locations in the U.S. and (320) 365-3844 from outside the U.S. The call-in replay and webcast will be available for at least 72 hours following the call. Please refer to reservation number 965170.

About Cell Genesys

Cell Genesys (Nasdaq: CEGE) is focused on the development and commercialization of novel biological therapies for patients with cancer. The Company’s lead product platform is GVAX® immunotherapy for cancer, which holds the potential to treat multiple types of cancer including prostate cancer, leukemia, pancreatic cancer and lung cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, California, and has manufacturing operations in Hayward, California. For additional information, please visit the Company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about estimated restructuring charges and cash position, and the company’s progress, results, findings, analysis and timing of clinical trials and preclinical programs, the review of the GVAX program and exploratory analyses discussed above and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, the need for and reliance on partnerships with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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